Exhibit 10.1
January 29, 2010
Letter of Intent
To: CH Trust
Attn: Christine Hughes
Re: iMedia International Loan Agreement and Warrants offering.
Please be advised that CH Trust has agreed to provide $2,500,000 dollars US total funding (the “Investment”) to iMedia International Inc.; on or before March 12, 2010, in the form of a debt instrument for operating capital and production of the television show and related interactive media platform entitled, “Hollywood Previews”. Related agreements and value propositions have been outlined in exhibits delivered as part of a due diligence package. In addition, a promissory note has been submitted to detail the loan agreement, warrants offering and repayment schedule.
This Letter of Intent is based upon the following terms and conditions:
1. Loan Repayment Schedule:
CH Trust shall recoup the total amount of the Investment (the “ROI”) based on a 12% debt note beginning service eighteen (18) months from the date of funding, October 2011, to iMedia International. A debt service schedule has been outlined in due diligence materials provided and reported as “Exhibit A” in loan documents.
2. Warrants:
Warrant to purchase common stock by CH Trust in iMedia International will be offered upon funding at two (2) for every dollar invested, totaling a potential of 5 million warrants with a price of 50 cents per share to convert to common stock.

3. Additional Services Provided:
iMedia International Inc. has agreed to provide significant additional services, in many cases at cost, or at no cost to investor, as well as marketing consultation on other projects whenever possible. That obligation is outlined in detail in due diligence materials provided by iMedia International and will be enforceable by CH Trust after funding.
4. Additional Commitments:
•	This loan is guaranteed by CH Trust to fund on or before March 12, 2010 date as CH Trust and its advisors has concluded the due diligence process.

•	CH Trust hereby agrees and represents that these funds are available and accessible within the necessary timeframe of on or before 3/12/10.

•	By accepting this letter of intent, any necessary bridge financing or company loans will be guaranteed by CH Trust as paid in full on the funding date of 3/12/10, allowing a first-position standing by CH Trust with iMedia International, and all the assets of said company.

•	CH Trust expressly reserves the right to terminate this agreement without liability from iMedia or the contemplated bridge financing should CH Trust be unsuccessful in receiving its anticipated returns from the trading platforms now in place which are to be the source of the funds used for the Investment.

•	iMedia International Inc represents that there are no existing or threatened claims, litigation, or liens or encumbrances which would adversely affect or impair Christine Hughes’ & CH Trust’s rights in an investment and or loan agreement.

•	Christine Hughes and CH Trust represents possession of the full authority and capacity to execute and perform all obligations outlined in this Letter once accepted. A facsimile may be used and shall have the same force and effect as if it were the original document for notification of acceptance of the binding terms of this agreement.

•	iMedia and its senior executives agree to supply regular reports to CH Trust, including weekly status and quarterly projections and initiatives progress.

•	Reasonable milestones and markers may be requested by CH Trust to ensure Company performance once funded.

5. Confidentiality
All parties hereto agree to keep this Agreement and its contents strictly confidential, including all other documents arising between them and made available only to iMedia International senior executives and its investors. Forward Looking Statements have been provided to CH Trust within the due diligence materials. Investor agrees that all due diligence information has been supplied by iMedia International and reviewed by CH Trust and its advisors, and understands all risks related to investment.
6 Agreement in Principle
The terms of this Letter shall govern the relationship between the parties in conjunction with a formal promissory note agreement. It is intended that this agreement will be considered a valid and legal document which shall be binding upon all the parties to this contract.
7. Legal Recitals
If any legal action is brought for the enforcement of or to declare rights or obligations under this Letter of Intent or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Letter, the prevailing party shall be entitled to recover reasonable costs and expenses in connection therewith, including, but not limited to attorney’s fees, attorney’s costs and court costs. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of California. The parties hereby consent and submit to the jurisdiction of the federal and state courts located in the State of California in any action brought to enforce or otherwise relating to, this Agreement.

Approved and agreed upon,

Christine Hughes (CH Trust)	iMedia International

By:	By:

Henry Williamson Chairman and CEO
Date:	Date: